EXHIBIT 4.30

Electronic Monitoring Code.:             /

State-Owned Construction Land Use Right Transfer Contract

Prepared by

Ministry of Land and Resources of the PRC

State Administration for Industry and Commerce of the PRC

Contract No.: 5101 GX (2011) No.19

State-Owned Construction Land Use Right Transfer Contract

Parties to this Contract:

Transferor:	Chengdu Land Resources Bureau

Mailing Address:	8F Building A, 18 North Section of Tianfu Avenue

Postal Code:	610041

Tel:	85339263

Fax:	85186283

Bank:	Finance Bureau of Chengdu High-tech Industrial Development Zone

Account Number:	51001416145051500732

Transferee:	Chengdu Ctrip Information Technology Co., Ltd.

Mailing Address:	/

Postal Code:	/

Tel:	/

Fax:	/

Bank:	/

Account Number:	/

Chapter I General Provisions

Article 1 This Contract is entered into by and between the above Parties in good faith based on principles of equality, free will, reciprocity and honesty in accordance with the Property Law, the Contract Law, the Land Management Law, the Urban Real Estate Management Law and other relevant administrative regulations and land supply policies.

Article 2 The People’s Republic of China shall have ownership of the land to be transferred. The Transferor is authorized by law to transfer the use right to the subject land. However, the underground resources and buried properties shall not be transferred together with the subject land.

Article 3 During the transfer period, the Transferee may possess, use, benefit from and dispose of the subject land and may construct buildings, structures and ancillary facilities on the subject land according to the law.

Chapter II Delivery of Land and Payment of Transfer Price

Article 4 The subject land has a parcel number of 5101 GX (2011) No.19 and a total area of nine thousand and seven point zero three square meters (9,007.03 sqm), of which an area of nine thousand and seven point zero three square meters (9,007.03 sqm) is to be transferred hereunder.

The subject land is located at Dayuan Goup, South Part of Gaoxin District, previously known as Group 1 Qinjian Village Guixi Street and Group 11 Minle Village.

Article 5 The purpose of the subject land is research and design.

Article 6 The Transferor agrees to deliver the subject land to the Transferee within 10 days after completing resettlement of the residents. The Transferor agrees that the subject land shall meet the conditions set out in paragraph (II) of the following at the time of delivery:

(I) Site preparation:	/

Surrounding infrastructure:	/

(II) Status quo of land:	/

Article 7 The transfer period of the land use right under this Contract is 50 years, starting from the date of delivery of the subject land prescribed in Article 6. In case the subject land was allocated (leased) before the date of this Contract, the transfer period shall start from the date of this Contract.

Article 8 The transfer price of the land use right under this Contract is Renminbi nine million four hundred and fifty-seven thousand three hundred and eighty-one yuan fifty cents (RMB9,457,381.5) or Renminbi one thousand and fifty yuan (and RMB1,050) per square meter.

Article 9 The Transferee agrees to pay the transfer price to the Transferor in accordance with paragraph (I) of the following:

(I) The Transferee shall make one-time full payment of the transfer price to the Transferor prior to execution of this Contract;

(II) The Transferee shall pay the transfer price to the Transferor in / installments as per the following schedule.

Article 10 After paying off the transfer price in accordance with the terms of this Contract, the Transferee shall apply for registration of transfer of state-owned construction land use right by presenting this Contract, the transfer price payment certificates and other supporting materials.

Chapter III Development and Use of Land

Article 11 The Transferee agrees that the subject land shall be developed as per paragraph (II) of the following:

(I) If the subject land is to be used for construction of industrial projects, the Transferee agrees that the total investment in fixed assets of the project shall not be less than the approved or registered amount, being Renminbi             /             only (RMB            /            ) and the investment per square meter shall not be less than Renminbi             /             only (RMB            /            ). Total investment in fixed assets of the project shall include investments in buildings, structures, ancillary facilities, equipment and transfer price, etc.

(II) If the subject land is to be used for construction of a non-industrial project, the Transferee warrants that the total investment in the subject land shall not be less than Renminbi two hundred and fifty million yuan (RMB250,000,000).

Article 12 The buildings, structures and ancillary facilities to be built by the Transferee within the scope of the subject land shall comply with the planning requirements set by the municipal (county) planning department (see Appendix 3), in particular:

Nature of the main building: research and development building

Nature of the ancillary buildings: supporting buildings, etc.

Total floor area: 51,380.22 sqm

Floor area ratio (FAR): ≥2.0 & ≤4.0

Height limit: planned height limit of the building is 168.71 meters (the highest point above groundlevel)

Building density: ≤40%

Green land ratio: ≥30%

Other land use requirements:                     /

Article 13 The Transferee agrees that construction of the project on the subject land shall commence on or before 10 July 2011 and complete on or before 15 October 2013.

In case the Transferee is unable to commence the work as scheduled, it shall apply for postponement with the Transferor 30 days in advance. Upon consent of the Transferor, the completion date may be postponed accordingly, provided that the commencement date shall not be delayed for more than one year.

Article 14 In constructing the project on the subject land, the Transferee shall comply with relevant regulations regarding connection of water lines, gas lines, sewage lines and other facilities of the project to the main lines and transformer substations outside the land.

The Transferee agrees that pipes and pipelines laid by the government for public utilities may pass through or pass over the subject land, provided that if the function of the subject land is affected thereby, the government or the public utilities construction and operation entities shall provide reasonable compensation.

Article 15 The Transferee shall use the subject land for the agreed purpose with the agreed FAR, and shall not make unauthorized changes. During the transfer period, in case the Transferee intends to change the purpose of the land, the Parties agree to apply paragraph (I) of the following:

(I) The Transferor shall recover the land use right with compensation;

(II) The Parties shall go through examination and approval procedures for change of purpose of the land, and enter into an agreement to amend the State-Owned Construction Land Use Right Transfer Contract or resign the State-Owned Construction Land Use Right Transfer Contract. The Transferee shall make up the difference between the original transfer price and the assessed market price of the land for the new purpose, and apply for registration of such change.

Article 16 During the use term of the subject land, the government may modify the planning of the land without affecting the existing buildings on the land. However, newly constructed buildings, structures and ancillary facilities as well as alterations, renovations and reconstructions thereof during the use term shall apply the then effective planning. If renewal is applied upon expiration of the initial use term, such renewal shall also apply the then effective planning.

Article 17 The Transferor shall not recover the use right to the subject land from the Transferee before expiry of the use term agreed hereunder. Under exceptional circumstances, if the Transferor needs to recover the use right to the subject land in advance for social and public interests, the Transferor shall make an application for recovery in accordance with the procedures set by law. In addition, the Transferor shall compensate for verified direct losses sustained by the user as well as the assessed market price of the buildings, structures and accessory facilities on the subject land based on their value and remaining life at the time of recovery.

Chapter IV Transfer, Lease and Mortgage of State-Owned Construction Land Use Right

Article 18 After paying off the transfer price in accordance with the terms of this Contract and obtaining the state-owned land use right certificate, the Transferee may transfer, lease and mortgage all or part of the state-owned construction land use right acquired hereunder. See the “Supplemental Agreement” for details of such transfer.

Transfer of the land use right for the first time shall comply with the conditions specified in paragraph (I) of the following:

(I) The land has been developed in accordance with the terms of this Contract and 25% or more of the total investment has been completed;

(II) The land has been developed in accordance with the terms of this Contract and has met conditions for industrial purpose or other construction purposes.

Article 19 The contract for transfer, lease and mortgage of the state-owned construction land use right shall not violate applicable laws, regulations and the terms of this Contract.

Article 20 In case all or part of the state-owned construction land use right is transferred, the rights and obligations under this Contract and the land registration documents shall be transferred as well. The term of the transferred land use right shall be the term agreed hereunder minus the term that already elapsed.

In case all or part of the state-owned construction land use right is leased, the rights and obligations under this Contract and the land registration documents shall still be born by the Transferee.

Article 21 In case the state-owned construction land use right is transferred or mortgaged, the parties to such transfer or mortgage shall apply for registration of the change with the land and resources management authorities by presenting this Contract, the transfer contract or mortgage contract, and the state-owned land use right certificate.

Chapter V Expiration of Term

Article 22 Upon expiry of the use term agreed hereunder, in case the user intends to continue use of the subject land, it shall apply for renewal with the Transferor at least one year prior to the expiry date. The Transferor shall approve such application unless the subject land needs to be recovered for social and public interests.

If the subject land is used as residential construction land, the use term shall be automatically renewed upon expiry.

After obtaining the Transferor’s consent to renewal, the user shall complete the corresponding transfer or lease formalities, resign a transfer contract or lease contract for compensated use of the land, and pay the transfer price or rent.

Article 23 Upon expiry of the use term agreed hereunder, in case the user applies for renewal yet such application is rejected by the Transferor since the subject land needs to be recovered for social and public interests, the user shall return the state-owned land use right certificate and cancel registration of the land use right according to relevant provisions. The Transferor shall then recover the land without compensation. The Transferor and the user agree that the buildings, structures and ancillary facilities on the land shall be treated in accordance with paragraph (I) of the following:

(I) The Transferor shall recover the buildings, structures and ancillary facilities, and give appropriate compensation to the user at the residual value of the buildings, structures and ancillary facilities at the time of recovery;

(II) The Transferor shall recover the buildings, structures and ancillary facilities without compensation.

Article 24 Upon expiry of the use term agreed hereunder, in case the user fails to apply for renewal, the Transferor may recover the land together with the buildings, structures and ancillary facilities on the land without compensation. The user shall return the state-owned land use right certificate and cancel the registration of the state-owned construction land use right. The user shall maintain the normal functions of the buildings, structures and ancillary facilities and shall not destroy the same on purpose. The Transferor may also require the user to move or remove the buildings, structures and ancillary facilities on the land and level the land.

Chapter VI Force Majeure

Article 25 The Party prevented from performing or fully performing this Contract due to force majeure may be exempted from liability for non-performance, provided that it shall take all necessary remedial measures to reduce losses caused by the force majeure event. In case the force majeure event occurs during either Party’s delay in performing this Contract, that Party shall not be exempted from liability for non-performance.

Article 26 The Party affected by force majeure shall notify the other Party in writing of the situation within 7 days by means of letter, telegram or fax, and shall submit a report and certificate explaining its failure to perform or fully perform this Contract or delay in performing this Contract within 15 days upon occurrence of the force majeure event.

Chapter VII Liability for Breach of Contract

Article 27 The Transferee shall make timely payment of the transfer price in accordance with the terms of this Contract. In case the Transferee fails to make prompt payment of the transfer price, for each day of delay, it shall pay 1‰ of the outstanding amount as liquidated damages to the Transferor. If the delay lasts for over 60 days yet the Transferee still fails to make payment despite the Transferor’s notice, the Transferor may terminate this Contract and claim compensation from the Transferee. The Transferee shall not require return of the deposit from the Transferor.

Article 28 In case the Transferee stops investment in and construction of the project for its own fault, it may apply for termination of this Contract and return of land with the Transferor. Upon approval of the government granting the transfer, the Transferor may refund all or part of the transfer price (without interest) except for the deposit and recover the subject land. The Transferor may either recover the buildings, structures and ancillary facilities on the land without compensation or require the Transferee to remove the buildings, structures and ancillary facilities and level the land. However, if the Transferor intends to continue to use the buildings, structures and ancillary facilities, it shall pay proper compensation to the Transferee:

(I) In case the Transferee applies for return of the land with the Transferor 60 days upon expiry of a one-year period following the work commencement date agreed hereunder, the Transferor shall refund the transfer price (without interest) paid by the Transferee after deducting the deposit;

(II) In case the Transferee applies for return of the land with the Transferor 60 days upon expiry of a two-year period following the work commencement date agreed hereunder, the Transferor shall refund the transfer price (without interest) paid by the Transferee after deducting the deposit and the idle land fee.

Article 29 In case the Transferee leaves the land idle for more than one year but less than two years, it shall pay idle land fee according to the law. In case the Transferee leaves the land idle for more than two years without commencing any construction work, the Transferor may recover the land use right without compensation.

Article 30 In case the Transferee fails to commence the construction work on the date agreed hereunder or a later date otherwise to be agreed upon, for each day of delay, it shall pay 1‰ of the total transfer price as liquidated damages to the Transferor. The Transferor may also require the Transferee to continue performance of this Contract.

In case the Transferee fails to complete the construction work on the date agreed hereunder or a later date otherwise to be agreed upon, for each day of delay, it shall pay 1‰ of the total transfer price as liquidated damages to the Transferor.

Article 31 In case the investment in fixed assets, or investment per square meter, or total investment does not meet the standards agreed hereunder, the Transferor may require the Transferee to pay liquidated damages in proportion to the part falling short, and may also require the Transferee to continue performance of this Contract.

Article 32 In case the FAR, building density or any other indicator does not meet the minimum level agreed hereunder, the Transferor may require the Transferee to pay liquidated damages in proportion to the part falling short, and may also require the Transferee to continue performance of this Contract. In case the FAR, building density or any other indicator exceeds the maximum level agreed hereunder, the Transferor may tack back the part exceeding the maximum level and require the Transferee to pay liquidated damages in proportion to the exceeding part.

Article 33 In case the green land ratio of the industrial construction project, or the size or proportion of the land covered by internal administrative office and living spaces, or any other indicator exceeds the standards agreed hereunder, the Transferee shall pay 200‰ of the transfer price to the Transferor as liquidated damages, and remove the exceeding part of the green lands, buildings and facilities.

Article 34 In case the Transferee pays the transfer price in accordance with the terms of this Contract, the Transferor shall delivered the subject land to the Transferee in the manner and at the time agreed hereunder. If the Transferor fails to promptly deliver the subject land, resulting in delay in occupancy of the land by the Transferee, for each day of delay, the Transferor shall pay 1‰ of the transfer price as liquidated damages to the Transferee, and the land use term shall start from the actual delivery date. If the delay lasts for over 60 days yet the Transferor still fails to deliver the land despite the Transferee’s notice, the Transferee may terminate this Contract, and the Transferor shall refund the transfer price already paid by the Transferee and twice the deposit. The Transferee may claim for losses from the Transferor.

Article 35 In case the Transferor fails to make delivery of the land as scheduled or in case the land delivered does not meet the conditions set out hereunder or in case the Transferor unilaterally changes the conditions for use of the land, the Transferee may request the Transferor to fulfill its obligations as agreed and claim for direct losses it sustains. The land use term shall start from the date when the land meets the agreed conditions.

Chapter VIII Governing Law and Dispute Resolution

Article 36 The execution, effectiveness, interpretation, performance and dispute resolution of this Contract shall be governed by PRC laws.

Article 37 All disputes arising from performance of this Contract shall first be settled by the Parties through friendly consultation. If the consultation fails, paragraph (II) of the following shall apply:

(I) The dispute shall be rendered before             /             arbitration committee for arbitration;

(II) The dispute shall be rendered before a competent court for trial.

Chapter IX Supplementary Provisions

Article 38 The transfer plan of the subject land has been approved by Chengdu Municipal Government. This Contract shall take effect after the Parties sign hereunto.

Article 39 The Parties warrant that the name, mailing address, telephone number, fax number, bank, agent and other information provided in this Contract is authentic and valid. Changes to such information, if any, shall be notified to the other Party within 15 days after the changes are made. Otherwise, the Party failing to make promptly notice of the change shall bear the corresponding responsibilities.

Article 40 This Contract consists of eleven pages. The Chinese version shall prevail.

Article 41 Prices, amounts and areas in this Contract shall be written in both numbers and words. If there is any discrepancy between the amount in numbers and the amount in words, the amount in words shall prevail.

Article 42 Matters uncovered by this Contract may be settled by the Parties by entering into an agreement as an appendix hereto. The appendix shall have the same legal effect as this Contract.

Article 43 This Contract is made in ten copies, with the Transferor and the Transferee holding five copies respectively. Each copy shall have the same legal effect.

Transferor (Seal): Chengdu Land Resources Bureau

Legal Representative (Authorized Representative):

(Signature):

Transferee (Seal): Chengdu Ctrip Information Technology Co., Ltd

Legal Representative (Authorized Representative):Min Fan

(Signature):

Date: September 30, 2011